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                                                                     EXHIBIT 4.1





                              C-MAC INDUSTRIES INC.













                                STOCK OPTION PLAN


                          WITH RESPECT TO COMMON SHARES


                                    MAY 2001









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                                TABLE OF CONTENTS



Purpose ....................................................................   1

Purchase Price of Common Shares ............................................   1

Granting, Exercise and Expiry of Options ...................................   1

Termination and Amendment of Plan ..........................................   4

Offer for Common Shares of the Corporation .................................   4

Administration of Plan .....................................................   5

Shareholders Approval ......................................................   5



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                              C-MAC INDUSTRIES INC.





                               STOCK OPTION PLAN

PURPOSE

1. The Board of Directors of C-MAC Industries Inc. (the "CORPORATION") may from time to time grant to employees, directors and officers of the Corporation and its subsidiaries and affiliates designated by the Board (together the "OPTIONEES" and individually the "OPTIONEE") the right to purchase common shares in the capital of the Corporation (hereinafter referred to as "COMMON SHARES"), up to 8,625,000 common shares pursuant to this plan (the "PLAN") and any previous plan. The number of shares of the Corporation which may be reserved for issuance to any one person shall not exceed 5% of the then issued and outstanding common shares in the capital of the Corporation and the number of options granted to any outside director of the Corporation cannot exceed ten thousand (10,000) options for every ten (10) years of service as a director.

The Board of Directors of the Corporation may delegate to the Human Resources Committee (the "COMMITTEE") matters relating to the implementation and administration of this Plan.

In determining the optionees to whom options are to be granted and the number of common shares to be covered by such options, the duties, salaries, lengths of service, present and potential contributions to the success of the Corporation and such other factors as shall be deemed relevant will be considered.


PURCHASE PRICE OF COMMON SHARES

2. The purchase price of the common shares optioned pursuant to the Plan to optionees shall not be less than the closing sale price per common share on the day preceding the grant of such options, as reported by the Montreal Exchange. In the event that no sale of common shares is reported on such dates then such price shall be determined in accordance with the closing price reported on such Exchange on the last day prior to the date of the grant of such options upon which a sale was reported. Subject to the foregoing, the said purchase price may vary between options granted under the Plan.


GRANTING, EXERCISE AND EXPIRY OF OPTIONS

3. The common shares which are subject to an option granted under the Plan shall not be purchasable prior to the expiration of one year of the day of the grant of the option unless the Board of Directors decides otherwise in case of exceptional circumstances, in which case this period can be shortened or extended. Thereafter the common shares shall be purchasable at such time and in such manner and the option shall contain such provisions as may be determined in each case by the Board of Directors or by the Committee on the directions of the Board of Directors and such terms may vary between options so granted. However, unless the Board of Directors decides otherwise in case of exceptional circumstances, the options granted under the Plan shall be vested equally over a three (3) year period following the expiration of the first year. Each option shall expire on the date therein provided, which date shall not be later than ten (10) years from the day of the grant of the option. In the event of the expiration or other termination of any option, the common shares with respect to which the option has not been exercised may be reallocated under the Plan.


4. The purchase price for common shares to be purchased upon the exercise of an option must be paid in full at the time of the exercise.


5. Each option shall be non-negotiable and non-transferable otherwise than by the laws of testate or intestate succession pursuant to paragraph 10 hereof and may be exercised during the life of the options only by the optionee. Options may not be pledged or otherwise encumbered.

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6. No optionee shall have any rights as a shareholder in respect of common shares subject to an option until the option shall have been exercised and such common shares paid for in full and issued.


7. If the optionee's employment is terminated otherwise than

(i)    by death,

(ii)   by retirement,

(iii) by breach by the optionee of any employment agreement with the Corporation or any of its subsidiaries or affiliates or

(iv) by the Corporation or by any subsidiary or affiliate for just and sufficient cause,

the option may be exercised, to the extent that the optionee is entitled to do so at the time of the termination of his employment, at any time no later than thirty (30) days after such termination, but in no event after the expiration of the option.

However and notwithstanding anything else herein contained, the Board of Directors may, in such circumstances, prolong the period during which an option may be exercised, provided that such action will not prolong the expiry date beyond the original expiry date.


8. If the employment (including the duties of Director) of an optionee is terminated due to a breach by him of his employment agreement or is terminated by the Corporation or any of its subsidiaries or affiliates for just and sufficient cause, then any option granted to such optionee under the Plan shall forthwith terminate subject, however, to any specific provisions of any particular option granted to him.


9. In the case of termination of employment due to the retirement of the optionee, the option may be exercised at any time within three (3) years after such termination, but in no event after the expiration of the term of the option, to the full extent to which the optionee is entitled to do so at any time until the expiration of the said three (3) year period.


10. In the case of termination of employment due to the death of the optionee, any option held by such optionee may be exercised, to the extent that the optionee was entitled to do so at the date of his death, by his personal representative at any time during the six (6) months following his death, but in no event after the expiration of such option.


11. If the employer of an optionee is a subsidiary or an affiliate of the Corporation and such employer ceases to be a subsidiary or an affiliate of the Corporation, any option held by such optionee may be exercised, at any time during the three (3) month period after the date where the Corporation shall have notified the optionee that its employer has ceased to be a subsidiary or an affiliate of the Corporation, but in no event after the expiration of the option.


12. Nothing in the Plan or in any grant of option confers upon any optionee the right to continue at the employment of the Corporation or any subsidiary or affiliate of the Corporation or interferes in any way with the right of the Corporation or such subsidiary or affiliate to terminate his employment at any time.


13. Any option granted under the Plan may provide, as the Board shall determine in its sole discretion at the granting to the option, that each person who exercises such option will be required to agree that the common shares purchased thereunder will be purchased for investment only and not with a view to distribution or resale thereof. The participation in the Plan by employees of foreign subsidiaries (or affiliates) of the Corporation is subject to the additional requirements of the securities laws of the jurisdiction in question and the states thereof and the tax implications resulting from participation in the Plan by these employees are governed by the tax laws of the applicable jurisdiction.

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14. If prior to the complete exercise of any option, a dividend is paid on the common shares or if the common shares are consolidated, subdivided, converted, exchanged or reclassified or in any way substituted for securities or property of the Corporation or of any other company (an "EVENT"), an option, to the extent that it has not been completely exercised, shall entitle its holder, upon the exercise of such option in accordance with its terms, to such number and kind of common shares or other securities or property to which such holder would have been entitled as a result of the Event, had such holder actually exercised the unexercised portion of the option immediately prior to the occurrence of the Event and the exercise price shall be adjusted accordingly. No fractional common share or other security shall be issued upon the exercise of any stock option and, accordingly, if an optionee would become entitled to a fractional common share or of a security, such optionee shall have the right to purchase only the next lowest whole number of common shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.


TERMINATION AND AMENDMENT OF PLAN

15. The Board of Directors may at any time terminate or amend the Plan with respect to any common shares not at the time subject to any option but no such termination or amendment shall affect the rights of an optionee holding an option at the time of any such termination or amendment without his consent. However no amendment can be made to the Plan without the approval of the relevant Stock Exchanges and Securities Commissions, if need be, and in full respect to the statutory requirements to which the Corporation may be subject at any time.


OFFER FOR COMMON SHARES OF THE CORPORATION

16. In the event of a takeover bid (within the meaning given to such expression in the Securities Act (Quebec) on the common shares of the Corporation; the Board of Directors may, if it deems it appropriate, decide that all or part of the options then issued can be immediately exercised. Moreover, and without limiting the generality of the foregoing, in the event of a takeover bid, the Board of Directors may decide, if it deems it appropriate that the holders of options will have the right to notify the depositary of the bid of their intent to tender their common shares resulting from the exercise of their options if the offeror under the bid takes up and pays for the shares pursuant to its offer, without having to exercise their option before the offeror becomes committed to take up and pay for shares pursuant to its bid. If the Board makes that decision, it can take all necessary measures and, acting together with the registrar of the common shares of the Corporation, can put into place the provisions required to give effect to the foregoing.

Further, and again without restricting the generality of the foregoing, the Board of Directors may, when it awards options, determine that all or part of such options may become exercisable upon the occurrence of a takeover bid.


ADMINISTRATION OF PLAN

17. Subject to the foregoing, the Board of Directors may determine the conditions relating to and included in any options. The decision of the Board of Directors or, if authorized by the Board of Directors, of the Committee with respect to any matters under this Plan shall be binding and conclusive on the Corporation and on all optionees from time to time eligible to participate therein.


SHAREHOLDERS APPROVAL

18. Upon approval by competent authorities including stock exchanges upon which the common shares of the Corporation are listed, and by the Corporation's shareholders, this Plan shall replace the stock option plan adopted by the Corporation in 1992 (the "1992" PLAN"), provided that the rights of optionees under the 1992 Plan relating to any options granted under the 1992 Plan which have not been exercised shall be preserved and maintained.


19. When used herein, the term <<employment>> includes, by making the necessary adaptations, the duties of a Director.